Exhibit 10(m)

Schedule of Benefits
Plan 843-003

Benefit Period	Calendar Year

Dependent Age	End of the calendar year of age 19, or to end of the calendar year in which the child attains age 25 if allowed as a federal tax exemption.

Pre-Existing Condition	None

Deductible Per Year Per Individual	$30.00

Co-Insurance	None, except as specified

Out-of-Pocket Limit

Individual	$1,000.00
Family	$2,000.00

Outpatient Services Surgery 100% Coverage
Routine Office Visits	100% Coverage after Deductible
Diagnostic X-Ray & Lab	100% Coverage
Prenatal Care	100% Coverage after Deductible
Well Baby Care	100% Coverage after Deductible
Child Immunizations	100% Coverage
Pap Smears (Annually)	100% Coverage
Therapy, Physical Rehabilitation, Speech, etc.	100% Coverage After Deductible
Allergy Testing	100% Coverage
Allergy Serum & Injections	100% Coverage
Emergency Room/Facilities	90% Coverage after Deductible
Emergency Room/Physician	90% Coverage after Deductible
Ambulance Service	90% Coverage
Urgent Care	100% Coverage

Inpatient Services
Semi-Private Room & Board	100% Coverage
Hospital Services (operating room, x-rays, lab, drugs. supplies. etc.)	100% Coverage
Surgery-Physician Charge	100% Coverage
Physician Visits in Hospital	100% Coverage
Maternity Benefits	100% Coverage

Mental Health Care and Substance Abuse
Outpatient Services	80% Coverage after Deductible
Inpatient Services	80% Coverage after Deductible

Miscellaneous
Prescription	$5.00 Co-Pay with Prescription Card at Participating Pharmacies
Eye Examinations	Not Covered
Medical Equipment & Supplies	80% Coverage
Home Health Care Services	100% Coverage
Skilled Nursing Facility/Hospice Care	100% Coverage

The Dayton Power and Light Company

Group Insurance Plan - Summary Plan Description

Plan #843-003

The Dayton Power and Light Company Group Insurance Plan is a comprehensive indemnity medical plan maintained by The Dayton Power and Light Company, P. O. Box 8825, Dayton, Ohio, 45401. The Company’s Employer Identification Number is 31-0258470. The plan’s number as filed with the United States Department of Labor is 501.

Any service of legal process about this plan should be made to Human Resource Administration, The Dayton Power and Light Company, 1065 Woodman Drive, Dayton, Ohio, 45432.

ELIGIBILITY

Active employees and their dependents who have not otherwise been enrolled in an insured plan offered during annual open enrollment.

Eligible dependents include:

•                  Your spouse.

•                  Your unmarried children under age 19.

•                  Your unmarried children under 25 years of age who are principally dependent upon you for maintenance and support, are not regularly employed on a full-time basis and are full-time students in a college or university.

•                  A dependent child who is physically or mentally incapable of self-support.

The term “children” includes your own child, stepchild, legally adopted child and any child who is principally dependent upon you for maintenance and support and living with you.

Dependents who are on active duty with the military are not covered.

PLAN BENEFITS

Plan 843-003 is a comprehensive medical plan that covers most medical expenses at 100% after the plan deductible of $30 is met. The deductible is an individual deductible that applies to each family member each calendar year. See the Schedule of Benefits for specific coverage levels.

This plan allows members to go to any licensed medical provider. However, the plan does require pre-approval for certain major procedures. Your medical provider should submit a request for pre-authorization to assure that medical expenses win be covered for major elective procedures.

Prescription Benefit

Your prescription benefit allows you to fill prescriptions at any participating Paid Prescriptions pharmacies. Simply show your DP&L HealthCare card to a participating pharmacy and it will be filled for a $5 co-pay. Generic drugs will be provided when available.

The Paid Prescriptions pharmacy network includes most major pharmacies throughout the United States. Locally, it includes locations such as Revco, Kroger, Meijers and Cub Foods.

Out-of-Pocket Maximum

Annual out-of-pocket costs for covered expenses are limited to $1,000 per person and $2,000 per family.

Plan Maximum

You and each of your covered dependents are eligible for up to $1,000,000 lifetime coverage.

PAYMENT OF MEDICAL CLAIMS

In order for your medical expenses (excluding prescriptions) to be paid, you and your medical provider must complete a claim form and submit it Klais & Company, Inc. at the address listed on the form. Claim forms are available through Human Resource Administration.

Most medical providers will accept a claim form for your medical benefits instead of requiring cash payment and submit the form on your behalf for payment directly from Klais & Company, Inc. If you have to pay for the claim yourself, submit the claim form along with copies of your paid receipt for reimbursement

When the claim has been processed, you wilt be notified of the benefits paid. If any benefits have been denied, you will receive a written explanation.

PLAN ADMINISTRATOR

The Dayton Power and Light Company Group Insurance Plan is administered by Klais & Company, Inc. Their address and telephone number are:

Klais & Company, Inc.

1867 West Market Street

Akron, OH 44313-6977

(800) 331-1096

COVERED EXPENSES

Most medical expenses are covered including hospital, surgical, and doctor’s charges; testing; treatment; and supplies.

The plan covers the following charges as specified by the plan Schedule Of Benefits for medically necessary services and supplies ordered by your doctor:

•                  Hospital room and board at the semi-private rate.

•                  Intensive care and cardiac care unit charges.

•                  Hospital services and supplies while confined in the hospital (Only medically necessary services and supplies are covered Items such as television, telephones and newspapers are not covered.)

•                  Hospital outpatient treatment, services and supplies for illness, injury or outpatient surgery. (Certain surgical procedures are performed on an outpatient basis.)

•                  Hospital outpatient pre-admission tests performed prior to inpatient admission.

•                  Medical treatment by a physician for an illness, diagnosis of an illness or accident.

•                  Surgery by a physician, including elective sterilization and abortion. (Certain surgical procedures require a second opinion.)

•                  Charges for pregnancy are covered the same as any other medical expense for you or your spouse.

•                  Active services of an assisting surgeon.

•                  Anesthetics and their administration by a physician or professional anesthetist.

•                  Services and supplies provided by an approved ambulatory surgical center.

•                  Doctor’s examination and reporting charges for second surgical opinions by a board-certified specialist are fully paid.

•                  Local professional ground ambulance service when emergency transportation is required. (Non-emergency transportation by taxicab, limousine, railroad, air ambulance or other non-emergency vehicle is not covered.)

•                  Drugs and medicine prescribed by a physician and dispensed by a pharmacist. Only drugs and medications that require a prescription are covered.

•                  Home health care services benefit is limited to 8 hours per 24-hour period.

•                  Skilled nursing facility/hospice care services benefit is limited to 180 days per calendar year.

•                  Insulin, hypodermic syringes and needles and other associated medically necessary supplies.

•                  Diagnostic x-rays and laboratory services; blood, blood plasma and its administration; oxygen and its administration; radium, radioactive isotopes and x-ray therapy.

•                  Surgical dressings, casts, splints, trusses, braces, orthopedic shoes attached to braces, crutches, support-type surgical stockings or sleeves, and colostomy supplies.

•                  Prosthetic devices to replace lost physical parts or organs, including artificial limbs, hands and eyes.

•                  Initial cost and fitting of external breast prosthesis after mastectomy.

•                  Rental of necessary durable medical equipment including (but not limited to) a wheelchair, hospital bed, glucose monitor, apnea monitor, iron lung or other equipment for administration of oxygen, and supplies necessary in use of durable medical equipment. Medical equipment is covered if medically necessary and cost effective. (The cost purchasing this equipment and the replacement and repair of equipment may be covered. Before purchasing equipment you must receive written pre-authorization for the purchase from the Plan administrator.)

•                  Initial cost of contact lens and its replacement when required after cataract surgery.

•                  Services of a registered physical therapist or occupational therapist who is not a close relative and does not live in your home.

•                  Speech therapy by a licensed speech therapist under the supervision of a physician for a condition resulting from injury, sickness, or congenital disorder (such as cleft lip or palate). Benefits are not paid for a speech condition resulting from developmental or learning disabilities or personality disorder.

•                  Non-surgical procedures of the spine including, but not limited to subluxations, manipulations, traction and adjustments are covered. Such charges must be performed by a licensed provider and be considered medically necessary in terms of generally accepted medical standards. Covered is limited to 20 visits in a calendar year unless the chiropractor can provide acceptable proof of the need for continued treatment.

•                  Certain procedures involving oral surgery are covered. Cutting procedures necessary for the care of teeth and gums and for repair of extractions will be covered, if the cause is accidental.

•                  Certain other cutting procedures such as the removal of bone impacted teeth, surgery of the bone structure (osseous), bone cavities (alveolectomy), roots (apicoetomy) and gum structure (gingivectomy) will be covered.

CHARGES THAT ARE NOT COVERED

Although the plan covers most medical expenses, some charges are not eligible. The Plan does not cover the following expenses:

•                  Any service or supplies that are not prescribed by a physician, that are not medically necessary, that do not meet generally accepted professional standards, or that are experimental or controversial in nature.

•                  Services or supplies that are for personal comfort or of a luxury nature (such as television, telephone, beauty or barber services, newspapers, guest cots, or guest meals).

•                  Dental work or oral appliances including but not limited to services, supplies, or appliances provided in connection with treatment to alter, correct, fix, improve, remove, replace, reposition, restore, or treat:

•                  the jaw, any jaw implant, or the joint of the jaw (the temporomandibular joint);

•                  teeth;

•                  the parts of the upper or lower jaw which contain the teeth (the alveolar process and ridges);

•                  the meeting of upper and lower teeth; or

•                  the chewing muscles.

[These services, supplies or appliances are not covered even if they are:

(1) needed because of symptoms, sicknesses or injuries which affect some other part or parts of the body; or

(2) provided in connection with any examination or treatment of the teeth, gums, jaw or chewing muscles because of pain, injury, decay, malformation, disease or infection.]

•                  Any charges not reported to the insurance company within one year after which the charge was incurred. (A claim should be submitted within 90 days or as soon as reasonably possible.)

•                  Drugs, medicines or other pharmaceuticals that can lawfully be obtained without a prescription (such as patent medicines, dietary supplements or vitamins and sickroom supplies).

•                  Treatment of any injury or sickness that is covered by Workers’ Compensation or occupational disease law. Expenses incurred by a donor or potential donor of an organ or tissue for use in a transplant operation - whether you are the donor or recipient.

•                  Custodial care/rest cure.

•                  Expenses for weight control or treatment of obesity not caused by an organic condition.

•                  Travel or transportation expenses except as specifically explained in an earlier section.

•                  Radial keratotomy.

•                  Expenses for sex transformation, treatment of sexual dysfunction, reversal of sterilization, or direct attempts to cause pregnancy such as hormone therapy, artificial insemination and in vitro fertilization. (Treatment to determine the cause of infertility - such as examinations, diagnostic testing and surgery - is covered in the same way as any other illness. If a medical condition is established, treatment of the condition is also covered. But treatment to cause pregnancy when no medical condition is established, or to reverse sterilization, is not covered.)

•                  Treatment of eye refractions, eye exercises or vision training, or the fitting or cost of eyeglasses or contact lenses. (Contact lenses are covered only when required as a result of cataract surgery.)

•                  Foot orthotics, orthopedic shoes, cervical collars (except as specifically provided), athletic equipment, or protective wear.                .

•                  Services provided or paid by the U.S. Government or any of its agencies.

•                  Nonmedical equipment used in the home, such as sun or heat lamps, heating pads, whirlpool baths, exercise devices, ramps, handrails, air conditioners, purifiers or humidifiers.

•                  Cosmetic or reconstructive surgery except for repair of congenital birth defects in a newborn infant, repair of injuries received while covered by the plan, or repair of defects which result from surgery for which plan benefits were paid,

•                  Custodial care.

•                  Injury or sickness resulting from war or armed aggression, or incurred during active duty or training in the armed forces, National Guard, or Reserves of any state or country.

•                  Expenses that would be payable in the absence of this coverage under the extension of benefits provision of a prior group health plan.